CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Redfin Corporation and subsidiaries dated February 22, 2018, appearing in the Annual Report on Form 10-K of Redfin Corporation for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
Seattle, Washington
February 22, 2018